EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Form S-8/A) pertaining to the MTC Technologies, Inc. 2007 Deferred Compensation Plan, Amendment No. 1, of our reports dated March 12, 2007, with respect to the consolidated financial statements of MTC Technologies, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2006, MTC Technologies, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MTC Technologies, Inc. and subsidiaries, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dayton, Ohio
January 17, 2008